FOR IMMEDIATE RELEASE Nasdaq: NSIT

INSIGHT ENTERPRISES, INC. APPOINTS KENNETH T. LAMNECK PRESIDENT AND CHIEF EXECUTIVE OFFICER

TEMPE, Ariz. – December 17, 2009 – Insight Enterprises, Inc. (Nasdaq: NSIT) (“Insight” or the “Company”) today announced the appointment of Kenneth T. Lamneck as the Company’s new President and Chief Executive Officer, effective January 1, 2010. Lamneck will also be appointed to the board of directors of the company.

Lamneck brings more than 20 years of industry experience to Insight. Since 2004, Lamneck served as President, the Americas, at Tech Data where he led operations in the United States, Canada and Latin America and had responsibility for more than $11 billion in annual revenues. From 1996 to 2003, he held various executive management positions at Arrow Electronics including President of Arrow/Richey Electronics, and President of Arrow’s Industrial Computer Products business. Earlier in his career, he served as Vice President of Sales and Marketing of Netopia, a networking hardware and software provider; and Vice President of Anthem Electronics, a semiconductor and computer products distributor. He holds a bachelor’s degree in Engineering from the United States Military Academy at West Point and a master’s of business administration from the University of Texas at El Paso.

“We are very pleased that Ken will join Insight as its new President and CEO,” stated Timothy Crown, Chairman of the Board of Directors of Insight. “He brings a wealth of strategic and operational experience that is well aligned to the needs of Insight, particularly his proven track record of driving operational execution and increasing shareholder value for global enterprises in our industry.”

“Insight has a clear strategy and a strong foundation from which to grow,” stated Lamneck. “I look forward to leading the Company through its next phase of development as a trusted provider of technology solutions worldwide.”

About Insight
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The company has more than 4,900 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2008. Insight is ranked number 484 on Fortune magazine’s 2009 ‘Fortune 500’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

FORWARD-LOOKING INFORMATION

Certain statements in this release and the related conference call and Web cast are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including our estimated diluted earnings per share from continuing operations for the fourth quarter of 2009 and our expectations for the demand environment and sales and margin trends are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008:

•	general economic conditions, including concerns regarding a global recession and credit constraints;

•	changes in the information technology industry and/or the economic environment;

•	our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	stockholder litigation related to the restatement of our consolidated financial statements;

•	our ability to collect our accounts receivable;

•	increased debt and interest expense and lower availability on our financing facilities and changes in the overall capital markets that could increase our borrowing costs or reduce future availability of financing;

•	disruptions in our information technology systems and voice and data networks, including our system upgrade and the migration of acquired businesses to our information technology systems and voice and data networks;

•	actions of our competitors, including manufacturers and publishers of products we sell;

•	the integration and operation of acquired businesses, including our ability to achieve expected benefits of the acquisitions;

•	seasonal changes in demand for sales of software licenses;

•	the risks associated with international operations;

•	exposure to changes in, or interpretations of, tax rules and regulations;

•	exposure to foreign currency exchange risks;

•	our dependence on key personnel;

•	failure to comply with the terms and conditions of our public sector contracts;

•	rapid changes in product standards; and

•	intellectual property infringement claims and challenges to our registered trademarks and trade names.

Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the Securities and Exchange Commission. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. We assume no obligation to update, and do not intend to update, any forward-looking statements. We do not endorse any projections regarding future performance made by third parties.

Contacts:	Glynis Bryan	Helen Johnson
	Chief Financial Officer	Senior VP, Treasurer
	Tel. 480-333-3390	Tel. 480-333-3234
	Email glynis.bryan@insight.com	Email helen.johnson@insight.com